Exhibit 22

List of Subsidiaries

Direct or Indirectly Wholly-Owned:

Universal Guardian Services PTE, Ltd. (formerly known as Secure Risks Singapore, PTE.)

Secure Risks, Ltd.

Universal Guardian Services, Ltd. (formerly known as Secure Risks-Strategic Security Solutions International Ltd.)

Secure Risk Pakistan, Ltd.

Secure Risks Asia Pacific, Ltd.

Universal Guardian Products, Ltd. (formerly known as Shield Defense International Ltd.)

Shield Defense Corporation

Shield Defense Technologies, Inc.

Shield Defense Europe GmbH

Shield Defense (Macao) Ltd.

ISR Systems Corporation

MeiDa Information Technology, Ltd., Beijing, a Peoples Republic of China corporation.

Partially Owned:

Universal Guardian Corporation

The Harbour Group, Inc.